SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14a
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act Of 1934 (Amendment No   )

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Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
S1 Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy statement, if Other Than the Registrant)

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S1 CORPORATION
3500 Lenox Road, NE, Suite 200
Atlanta, Georgia 30326
June 6, 2006
Dear Stockholder:
      You are cordially invited to attend the annual meeting of stockholders of S1 Corporation to be held on Thursday, June 29, 2006, at 8:00 a.m., local time, at 3500 Lenox Road NE, Sixth Floor, Atlanta, Georgia 30326.
      It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting, please vote your shares of common stock via a toll-free telephone number or the Internet or by completing, dating, signing and returning the enclosed proxy card in the enclosed postage paid envelope. If you prefer, you are welcome to attend the meeting and vote in person.

Sincerely,

JAMES S. MAHAN, III
Chairman of the Board and
Chief Executive Officer

S1 CORPORATION
3500 Lenox Road NE, Suite 200
Atlanta, Georgia 30326
(404) 923-3500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on June 29, 2006

Dear Stockholder:
      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of S1 Corporation will be held on Thursday, June 29, 2006, at 8:00 a.m., local time, at 3500 Lenox Road NE, Sixth Floor, Atlanta, Georgia 30326, for the following purposes:

1. Election of Directors. To elect two directors to each serve for a three-year term expiring in 2009 (Proposal 1);

2. Other Business. To transact any other business that properly comes before the annual meeting or any adjournments of the meeting.
      If you held shares of our common stock at the close of business on May 31, 2006 you are entitled to notice of and to vote at the annual meeting or any adjournments or postponements of the meeting.
      If you have any questions or need assistance in voting your proxy card, please call John Stone, Chief Financial Officer, at S1 Corporation at (404) 923-3500.

By order of the Board of Directors

JAMES S. MAHAN, III
Chairman of the Board
Atlanta, Georgia
June 6, 2006
IT IS IMPORTANT THAT YOU VOTE PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL 1 -- ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
STOCK OWNED BY MANAGEMENT AND DIRECTORS
PRINCIPAL STOCKHOLDERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE OF OUR COMMON STOCK
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
S1’S INDEPENDENT AUDITORS
DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR INCLUSION IN PROXY STATEMENT
OTHER MATTERS

S1 CORPORATION
3500 Lenox Road NE, Suite 200
Atlanta, Georgia 30326
(404) 923-3500

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To be Held on June 29, 2006

Solicitation, Voting and Revocability of Proxies
      This proxy statement is being sent to holders of the common stock of S1 Corporation, a Delaware corporation, as part of the solicitation of proxies by our board of directors for use at our annual meeting of stockholders to be held on Thursday, June 29, 2006, at 8:00 a.m., local time, at 3500 Lenox Road NE, Sixth Floor, Atlanta, Georgia 30326, and at any adjournments of the meeting. In this proxy statement, we sometimes refer to our company as S1, the name by which we are commonly known. This proxy statement, together with the enclosed proxy card, is first being mailed to stockholders on or about June 9, 2006.
      The annual meeting has been called to vote on the election of two director nominees to each serve for a three-year term and to transact any other business that properly comes before the annual meeting or any adjournments of the meeting.
      If you vote by the proxy we are soliciting, your shares will be voted in accordance with the instructions listed on the proxy card. Executed but unmarked proxies will be voted FOR the election of the board’s director nominees. Our board of directors does not know of any other matters that are to come before the annual meeting other than procedural matters related to the conduct of the annual meeting. If any other matters properly come before the annual meeting, the persons named in the proxy card will vote the shares represented by your proxy on those other matters as determined by our board of directors.
      You may revoke a proxy at any time before it is voted by delivering either a written notice of revocation for a proxy card that you previously submitted or a properly executed proxy card bearing a later date to John Stone, Chief Financial Officer, S1 Corporation, 3500 Lenox Road, Suite 200, Atlanta, Georgia 30326, by re-voting by telephone or on the Internet, or by attending the annual meeting and voting in person. Attendance at the annual meeting along will not revoke a proxy unless the stockholder actually votes in person at the meeting.
      We will pay the cost of soliciting proxies for the annual meeting. In addition to using the mail, our directors, officers and employees may solicit proxies personally, by telephone or by fax. We will not pay additional compensation to our directors, officers or employees for these activities. We also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners of those shares and will reimburse these holders for the reasonable expenses they incur for these efforts.
      The board of directors has appointed an inspector of election to tabulate stockholder votes at the annual meeting. Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the annual meeting.

Who Can Vote
      The board of directors has fixed the close of business on May 31, 2006 as the record date for the determination of our stockholders who are entitled to notice of and to vote at the annual meeting (the “Record Date”). Each share of common stock that you owned as of the Record Date entitles you to one vote on all matters that properly come before the annual meeting. There is no cumulative voting of shares. Only shares of our common stock held of record as of the close of business on the Record Date can be voted at the annual meeting. On May 31, 2006, there were 586 holders of record of the 70,987,705 shares of common stock which were then outstanding and eligible to be voted at the annual meeting.
Voting Procedure
      If your voting stock is held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from that person or entity that you must follow in order to have your shares of common stock voted. If you hold your voting stock in your own name and not through your broker or another nominee, you may vote your shares of stock at the annual meeting, or by proxy in one of three ways:

•	By using the toll-free telephone number listed on the proxy card;

•	By using the Internet website listed on the proxy card; or

•	By signing, dating and mailing the proxy card in the enclosed postage-paid envelope.

      Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you give a proxy without specific voting instructions, your proxy will by voted by the proxy holders as recommended by the board of directors.
      Vote by Telephone. If you hold your voting stock in your own name and not through your broker or another nominee, you can vote your shares of stock by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 3:00 p.m. (E.D.T.) on June 28, 2006. Easy-to-follow voice prompts allow you to vote your shares of stock and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.
      Vote by Internet. If you hold your voting stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 3:00 p.m. (E.D.T.) on June 28, 2006. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote via the Internet, you do not need to return your proxy card.
      Vote by Mail. You can vote by mail by completing, dating, signing and returning the enclosed proxy card in the enclosed postage-paid envelope.
      The holders of 23,662,568 shares or one-third of the total number of shares of common stock that were issued and outstanding on May 31, 2006 will constitute a quorum at the annual meeting. If there is a quorum, a plurality of the votes cast is required to elect our director nominees and for all other proposals, the number of votes cast “for” the proposal must exceed the number of votes cast “against”.
      Attached at Appendix A are the consolidated financial statements for S1 Corporation (which are also included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission), as well certain other information required to be furnished to stockholders pursuant to Rule 14(a)-3(b). We are required to file an Annual Report on Form 10-K for our 2005 fiscal year with the Securities and Exchange Commission. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to John A. Stone, Chief Financial Officer, S1 Corporation, 3500 Lenox Road, NE, Suite 200, Atlanta, Georgia 30326 or by visiting our corporate website at www.s1.com.

Settlement of Competing Solicitation
      On or about April 4, 2006, Starboard Value and Opportunity Master Fund Ltd. and the Ramius Capital Group, LLC, together with other participants (the “Ramius Group”) disclosed their intention to solicit proxies to elect their own slate of two directors instead of the two candidates nominated and recommended by the board of directors, and to adopt certain other proposals. On May 3, 2006, S1 and the Ramius Group entered into a settlement agreement (the “Settlement Agreement”) pursuant to which the Ramius Group agreed to terminate its proxy solicitation.
      Pursuant to the May 3, 2006 Settlement Agreement, the Company’s board took the following actions:

•	fixed the size of the Board at seven members;

•	appointed Jeffrey Smith, managing director or Ramius Capital Group, L.L.C., to the Board. Mr. Smith’s term expires at the 2008 Annual Meeting of Stockholders;

•	nominated Messrs. Thomas Johnson and John Spiegel to stand for election as directors at the 2006 Annual Meeting of Stockholders;

•	set a record date of May 31, 2006 for the 2006 Annual Meeting of Stockholders, at which the only matter to be presented by the S1 Board to the stockholders will be the election of Messrs. Johnson and Spiegel;

•	adopted an amendment to Section 2.3 of the Company’s bylaws to allow stockholders holding at least 1/10th of the outstanding common stock to call a special meeting of stockholders; and

•	commenced a process to explore strategic alternatives available to the Company to maximize stockholder value.
      The Company also agreed in the Settlement Agreement not to do any of the following through September 30, 2006:

•	present any proposals to the stockholders, other than the election of Messrs. Johnson and Spiegel at the 2006 Annual Meeting of Stockholders and any proposals that may be necessary in furtherance of a strategic alternative;

•	take any action to amend the Company’s bylaws, except for the amendment to Section 2.3 of the Company’s bylaws described above; and

•	take any action to increase the size of the Board to more than seven members.
      Pursuant to the Settlement Agreement, the Ramius Group agreed:

•	to support the election of Messrs. Johnson and Spiegel to the Board and to vote the Ramius Group’s shares in favor of such candidates;

•	not to solicit authority from any of the Company’s stockholders to vote in favor of any proposal at the 2006 annual meeting of stockholders, other than the election of Messrs. Johnson and Spiegel to the Board and any other proposals by the Board;

•	not engage in any campaign against Messrs. Johnson and Spiegel in connection with the 2006 Annual Meeting of Stockholders or cause or assist any other party to do;

•	to rescind (i) the nominations and proposals for the 2006 Annual Stockholders Meeting and (ii) the demand to inspect certain books and records of the Company; and

•	amend the Schedule 13D (filed on April 6, 2006 filed by Ramius Capital Group, LLC, together with certain other reporting persons) to indicate that they are ending the proxy battle.

      Also, through September 30, 2006 the Ramius Group agreed:

•	not engage in any solicitation of proxies or consents, or have others do so, except in support of Board-approved proposals; provided that the Ramius Group may announce its opposition to any Board-approved stockholder proposals not supported by Director Smith; and

•	not form, join or in any way participate in any “group” with respect to any voting securities, other than a “group” that includes all or some lesser number of the persons identified as part of the Ramius Group, but does not include any other members who are not currently identified as Ramius Group members as of the date hereof.
      The Company has agreed to reimburse the Ramius Group up to $87,500 for its reasonable, documented out-of-pocket fees and expenses incurred in connection with its dispute with the Company relative to the nomination of directors to the Company’s Board at the 2006 annual meeting of stockholders.
      A complete copy of the Settlement Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2006.
      The company estimates that it has incurred additional costs of $900,000, including amounts to be paid to the Ramius Group under the Settlement Agreement, in connection with this solicitation, excluding the amount of such costs normally expended for a solicitation for an election of directors in the absence of a contest and excluding salaries and wages of regular employees and officers of the Company.
PROPOSAL 1 — ELECTION OF DIRECTORS
      At the annual meeting, two directors will be elected to each serve for a three-year term. The nominating committee of S1 has unanimously recommended for nomination to the Board Thomas P. Johnson and John W. Spiegel. Unless otherwise specified on a proxy card, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy FOR the election as directors of the persons named below as nominees. Our nominees have consented to being named in this proxy statement and to serve on our board, if elected. If, however, a nominee fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the board of directors may recommend. If there is a quorum at the annual meeting, the director nominees will be elected by a plurality of the votes cast and entitled to vote at the meeting. There are no cumulative voting rights for the election of directors.
      Our amended and restated certificate of incorporation provides for the board of directors to be divided into three classes. The terms of office of only one class of directors expires in each year, and directors are elected for terms of three years and until their successors are elected and qualified. Our amended and restated bylaws provide that there are to be between four and fifteen directors, with the number of directors determined by resolution of the board of directors. The size of our board currently is seven. Mr. Jeffrey C. Smith was appointed to the Board of Directors on May 3, 2006, pursuant to the terms of the Settlement Agreement which resolved the contested proxy solicitation initiated by the Ramius Group. It was further stipulated in the Settlement Agreement, that each of Messrs. Johnson and Spiegel would be re-nominated at the 2006 Annual Meeting by the Company and that the Ramius Group would support their re-election.
      The board of directors recommends a vote FOR the election of the two nominees for election to the board of directors proposed by the board.

Information as to the Nominees, Other Directors and Executive Officers
      The following table presents information about our director nominees, continuing directors and executive officers, including their ages as of December 31, 2005, the periods during which they have served as a director of S1 and its predecessor public company, Security First Network Bank, and positions currently held with S1.

	Age at
	December 31,	Director	Expiration of
Name	2005	Since	Term	Position Held with S1

Director Nominees:
Thomas P. Johnson, Jr.	65	2005	2006	Director
John W. Spiegel	64	2004	2006	Director
Continuing Directors and Executive Officers:
James S. Mahan	54	1995	2007	Chief Executive Officer and Chairman of the Board
Ram Gupta	43	2005	2008	Director
M. Douglas Ivester	58	2001	2007	Director
Gregory J. Owens	45	2003	2008	Director
Jeffrey C. Smith	33	2006	2008	Director
Johann Dreyer	47	—	—	President of Community Financial, International Retail Banking, and Global ATM/POS Markets
Matthew Hale	52	—	—	President of North America Retail Banking, Global Wholesale Banking, and Insurance Markets
John A. Stone	38	—	—	Chief Financial Officer
      Provided below is a brief description of the principal occupation for the past five years of each of our director nominees, continuing directors and executive officers.
      Thomas P. Johnson, Jr. has served as a director since October 2005. From May 1997 until June 2005, Mr. Johnson served as CEO of the Bank Administration Institute (BAI), the financial services industry’s leading banking professional organization. Since June 2005, Mr. Johnson has served as a consultant for BAI. Mr. Johnson has nearly 30 years of financial services industry experience. Prior to BAI, Mr. Johnson led several financial institutions, including the retail banking operations at Boatman’s Bancshares and Barnett Banks.
      John W. Spiegel has served as a director since 2004. From 1985 until 2004, Mr. Spiegel served as Chief Financial Officer at SunTrust Banks, Inc. Prior to that, Mr. Spiegel was also an officer and director of various SunTrust subsidiaries. Mr. Spiegel is also a director for the HomeBanc, Rock-Tenn Company, Bentley Pharmaceuticals and Colonial Properties.
      Ram Gupta has served as a director since in April 2005. Since November 2005, Mr. Gupta has served as President and CEO of Castiron Systems. From August 2000 through October 2005, Mr. Gupta served as executive vice president, products and technology for PeopleSoft, Inc. a provider of enterprise application software. From December 1997 until July 2000, Mr. Gupta was senior vice president and general manager for Healtheon WebMD Corp, a provider of services that link physicians, consumers, providers and health plans online. Before that, from December 1994 until November 1997, Mr. Gupta served as director of the multimedia networking group at Silicon Graphics, Inc., a provider of high-performance computing, visualization and storage equipment. Mr. Gupta is also director of another public company, VA software, and director of Plateau Systems and Accment, Inc.
      James S. Mahan, III has served as Chairman of the Board since November 2000 and as a director since 1995. He served as Chief Executive Officer from 1995 until Mr. Ellertson assumed that position in

November 2000. Mr. Mahan was reinstated as Chief Executive Officer in July 2005. He served as President from June 1998 until Mr. Jeffrey Lunsford assumed the position of Acting President in August 2000. He also served as the Chairman of the Board from February 1999 until November 1999. Mr. Mahan was the Chairman of the Board and Chief Executive Officer of Cardinal Bancshares, Inc., as well as some of its subsidiaries, from November 1987 until September 1996. Mr. Mahan is a director of Yodlee, Inc., Midtown Bank & Trust Company, Lydian Trust Company, American Consulting Engineers, Magnolia Credit Corporation and WebSideStory, Inc.
      M. Douglas Ivester has served as a director since 2001. Mr. Ivester was Chairman of the Board and Chief Executive Officer of The Coca-Cola Company from 1997 until 1999. He spent more than 20 years with The Coca-Cola Company and held such positions as Chief Financial Officer, President and Chief Operating Officer where he was responsible for running the company’s global enterprise. Mr. Ivester also serves as a director of SunTrust Banks, Inc. and Georgia-Pacific Corporation.
      Gregory J. Owens has served as a director since 2003. Mr. Owens has served as the Chairman of the Board of Manugistics Group, Inc. from 2004 until 2005. From 1999 to 2004, he served as Chief Executive Officer and President of Manugistics Group, Inc. a supply chain management company. Manugistics Group has employed Mr. Owens since April 1999. From June 1990 to April 1999, Mr. Owens was employed by Accenture, LLP, a management consulting firm, in various roles including global managing partner. Mr. Owens also serves as a director of Serena Software, Inc.
      Jeffrey C. Smith has served as a director since May 2006. Mr. Smith was appointed in to the Board pursuant to the terms of the Settlement Agreement between S1 and Ramius Capital Group, LLC, together with other related parties, dated as of May 3, 2006. Mr. Smith is a Managing Director of Ramius Capital, a private investment management firm, a position he has held since January 2004. Mr. Smith currently heads Ramius Capital’s Private Investment in Public Equity business and co-heads Ramius Capital’s Opportunistic Value Investing business. He has been employed by Ramius Capital since January 1998. Prior to joining Ramius Capital, he served as Vice President of Strategic Development and Investor Relations for The Fresh Juice Company, Inc. (NASD: FRSH), a manufacturer and distributor of fresh squeezed and frozen fresh squeezed citrus juices and other non-carbonated beverages, from February 1996 until January 1998. From August 1994 until February 1996, Mr. Smith was a financial analyst in the Mergers and Acquisitions Department at LSG Advisors, a division of Societe Generale Securities Corporation. Mr. Smith served on the Board of Directors of The Fresh Juice Company, Inc. from April 1996 until February 1999 and Jotter Technologies, Inc., an Internet infomediary company, from January 2000 to September 2000. Mr. Smith has served as a member of the executive committee of Register.com (Cayman) L.P., a provider of domain name registration and internet services since December 2005. Mr. Smith received a B.S. in Economics with concentrations in finance and accounting from the Wharton School of The University of Pennsylvania.
      Johann Dreyer was appointed President of Community Financial, International Retail Baning, and Global ATM/POS Markets in October 2005. In February 2006, Mr. Dreyer was appointed as an executive officer. From November 2004 until October 2005, Mr. Dreyer served as Chief Executive Officer of Mosaic Software, a wholly owned subsidiary of S1 Corporation since November 2004. Prior to the acquisition of Mosaic by S1, Mr. Dreyer served as Group CEO of the Mosaic from February 2002 until November 2004. From May 1999 until January 2002, Mr. Dreyer served as General Manager of Mosaic’s American operations. Mr. Dreyer has served in various management positions with Mosaic and its predecessor companies since 1992. Mr. Dreyer is one of the founders of Mosaic.
      Matthew Hale has served as President of North America Retail Banking, Global Wholesale Banking, and Insurance Markets since October 2005. Mr. Hale served as Senior Vice President and Chief Financial Officer from January 2002 until February 2006. From October 2001 to January 2002, Mr. Hale served as Senior Vice President Finance for S1 and from March 2001 to October 2001, he served as Vice President Finance and Global Controller. Prior to joining S1, Mr. Hale served as Chief Financial Officer of Q-Up Systems, Inc. from January 2000 to March 2001, which has now merged into S1, Inc, a wholly owned subsidiary of S1 Corporation. From 1995 to 2000, Mr. Hale held the position of Chief Financial Officer at

CCI-Triad, a provider of information systems and services. In addition, Mr. Hale managed financial operations for a publicly held data storage solutions provider and a privately held computer manufacturer. Prior to that Mr. Hale also spent approximately nine years in various senior financial roles at Ernst & Young LLP (formerly Ernst and Whinney).
      John A. Stone has served as Chief Financial Officer for S1 since February 2006, at which time he also became an executive officer of S1. Prior to his appointment as Chief Financial Officer, Mr. Stone was the Company’s senior vice president of global finance from October 2005, and the Company’s controller from June 2004 until October 2005. From April 2003 to June 2004, Mr. Stone served as Vice President of Finance, Corporate Controller of EarthLink, and was VP Finance, Corporate Controller and interim Chief Financial Officer of MAPICS during the period from April 2001 to April 2002. From December 1993 to April 2001, Mr. Stone held various positions in corporate accounting and financial reporting with Computer Sciences Corporation, formerly Mynd Corp. Mr. Stone began his career at PricewaterhouseCoopers LLP (formerly Coopers & Lybrand).
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ITS DIRECTOR NOMINEES.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board
      The board of directors has determined that all of the directors, except Mr. Mahan, are independent as defined by the Nasdaq Stock Market rules. Mr. Mahan is not considered independent because he is an executive officer of S1.
Board Attendance
      During 2005, our board of directors met ten times. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period that the director served and (2) the total number of meetings held by all committees of the board on which the director served during the period that he served.
Committees of the Board of Directors
      The Board of Directors has established three standing committees. The standing committees are the Audit Committee, the Compensation Committee and the Nominating Committee. The Board has adopted charters for the Audit Committee and the Nominating Committee. You can find links to these materials on the Company’s website at: www.s1.com.
      Audit Committee. The board of directors has appointed a standing Audit Committee. The chairman of the Audit Committee is Mr. Spiegel and the other members are Messrs. Johnson and Gupta. All members of the Audit Committee are independent as defined by Nasdaq Stock Market rules and applicable securities laws. Mr. Spiegel has been designated by the Board of Directors as the Audit Committee’s “financial expert,” as provided in the Sarbanes-Oxley Act of 2002 and the SEC regulations there under. The Audit Committee reviews the scope of the independent annual audit, the independent accountants’ letter to management concerning the effectiveness of our internal financial and accounting controls and any response by management to that letter. In addition, the Audit Committee reviews internal audit plans and meets with our internal auditor to discuss financial and accounting controls. The audit committee met seventeen times in 2005.
      Compensation Committee. The board of directors has appointed a compensation committee that reviews executive compensation on an annual basis. The compensation committee makes recommendations to our board of directors regarding compensation. The compensation committee approves stock option awards to employees. The chairman of the compensation committee is Mr. Ivester and the other members currently are Messrs. Owens and Johnson. All members of the Compensation Committee are independent as defined by Nasdaq Stock Market rules. The compensation committee met four times during 2005.
      Nominating Committee. Messrs. Gupta, Ivester, Johnson, Owens, and Spiegel, all independent directors (as defined by Nasdaq Stock Market rules), serve as the nominating committee for selecting nominees for election as directors. The nominating committee met twice during 2005.
      Our amended and restated bylaws also permit stockholders eligible to vote at the annual meeting to make nominations for directors, but only if their nominations are made by timely notice in writing to the Secretary of S1. As set forth in the bylaws, a stockholder must notify the company in writing, by notice delivered to the attention of the Secretary, of a proposed nominee. For purposes of the 2006 annual meeting, notice must be received not less than 30 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 45 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice will be considered timely if its is received no later than the close of business on the 15th day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure given. As set forth in the bylaws, effective immediately following the 2006 annual meeting, notice must be received not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s meeting; provided, however, that in the event that the date of the annual meeting is more than 60 days prior to or more than 60 days after such anniversary date, and less than 60 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Each stockholders notice must contain the following information: (a) as to each nominee, (i) all information relating to such person that is required to be disclose pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) the name, age, business address and residence address of such person, (iii) the principal occupation or employment of such person, and (iv) the class and number of shares of the company beneficially owned by such person; and (b) as to the shareholder giving notice (i) the name and address, as they appear in the company’s books, of such shareholder and (ii) the class and number of shares of the company which are beneficially owned by such shareholder.
      The Nominating Committee considers candidates for director who are recommended by its members, by other Board members, by shareholders and by management. The Nominating Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons. The Nominating Committee considers, among other things, the following qualifications and skills of director candidates: their business or professional experience; their integrity and judgment; their records of public services; their ability to devote sufficient time to the affairs of the Company; the diversity of backgrounds and experience they will bring to the board: and the needs of the Company from time to time. Additionally, the board believes that all nominees should possess the highest personal and professional ethics, integrity, and values, be committed to representing the long-term interests of the Shareholders, and be individuals of substantial accomplishment with demonstrated leadership capabilities.
Access to Directors
      Stockholders of S1 may communicate with an individual director or the board of directors as a group via U.S. Postal mail directed to: James S. Mahan, III, Chairman of the Board, c/o Secretary, S1 Corporation, 3500 Lenox Road, Suite 200, Atlanta, GA 30326. Please clearly specify in each communication the applicable addressee or addressees you wish to contact. All such communication will be forwarded to the intended director or Board as a whole.
      Directors are encouraged to attend and participate in the annual meeting of stockholders. Two directors attended the Annual Meeting of Stockholders held on May 12, 2005.

Code of Conduct
      The Board has adopted a code of conduct that applies to all of our employees (including officers) and directors. You can find a link to these materials on our website at www.s1.com.
STOCK OWNED BY MANAGEMENT AND DIRECTORS
      The following table presents information known to us regarding the beneficial ownership of our common stock as of May 31, 2006 by each of our named executive officers and directors and by all of our directors and executive officers as a group. At May 31, 2006, there were 70,987,705 shares of our common stock issued and outstanding. All information as to beneficial ownership has been provided to us by the directors and executive officers, and unless otherwise indicated, each of the directors and executive officers has sole voting and investment power over all of the shares that they beneficially own.

	Number of Shares and Nature of		Percent of Common
Name and Position(s) with S1	Beneficial Ownership(a)		Stock Outstanding

James S. Mahan, III	2,904,179	(b)	3.98%
Chief Executive Officer and Chairman of the Board

Matthew Hale	447,784	(c)	*
President of North America Retail Banking, Global
Wholesale Banking, and Insurance Markets

Ram Gupta	—		—
Director

M. Douglas Ivester	290,000	(d)	*
Director

Thomas P. Johnson, Jr.	—		—
Director

Gregory J. Owens	65,000	(e)	*
Director

Jeffrey C. Smith	—		—
Director

John W. Spiegel	30,200	(f)	*
Director
Jaime W. Ellertson	1,878,277	(g)	2.58%
Former Chief Executive Officer and Director
All directors and executive officers as a group (10 persons)	5,615,440	(h)	7.46%

*	Less than one percent

(a)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from May 31, 2006. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(b)	The share ownership of Mr. Mahan includes 2,015,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 31, 2006, 729,864 shares that are held directly by Mr. Mahan, 23,767 shares held in S1’s 401(k) plan and 135,548 shares held by his wife.

(c)	The share ownership of Mr. Hale includes 432,010 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 31, 2006, and 12,310 shares that are held directly by Mr. Hale and 3,464 shares held in S1’s 401(k) plan.

(d)	The share ownership of Mr. Ivester includes 90,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 31, 2006 and 200,000 shares owned directly by Mr. Ivester.

(e)	The share ownership of Mr. Owens includes 65,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 31, 2006.

(f)	The share ownership of Mr. Spiegel includes 25,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 31, 2006, 5,000 shares owned directly by Mr. Spiegel and 200 shares owned by his wife.

(g)	Mr. Ellertson has not served as Chief Executive Officer since July 2005 and resigned from the Board of Directors in February 2006. The share ownership of Mr. Ellertson includes 1,695,527 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 31, 2006, 182,750 shares owned directly by Mr. Ellertson.

(h)	Excludes 1,878,277 shares held by Jaime W. Ellertson, and reported above. Mr. Ellertson served as Chief Executive Officer until July 2005. Includes shares owned by Johann Dreyer and shares owned by John A. Stone, each of whom were appointed as executive officers of the Company in 2006.

PRINCIPAL STOCKHOLDERS
      The following table presents information known to us regarding the beneficial ownership of our common stock as of May 31, 2006 by each person believed by management to be the beneficial owner of more than 5% of the outstanding common stock.

	Number of Common
	Shares and Nature of	Percent of Common
Name and Address of Beneficial Owner	Beneficial Ownership(a)	Stock Outstanding

State Farm Mutual Automobile Insurance Company and related entities	4,029,721 (b)	5.63%
1 State Farm Plaza
Bloomington, IL 61710
Ramius Capital Group, LLC and related entities	6,639,464 (c)	9.35%
666 Third Avenue
New York, NY 10017

(a)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from May 31, 2006. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(b)	State Farm Mutual Automobile Insurance Company and related entities filed a Schedule 13G dated February 2, 2006 with the Securities and Exchange Commission reporting sole voting and dispositive power over 3,998,390 shares and shared voting and dispositive power over 31,331 shares. Shares beneficially owned by State Farm and its affiliates include 749,064 shares of series B preferred stock convertible into 1,070,090 shares of common stock.

(c)	According to a Schedule 13D filed with the Securities and Exchange Commission on May 4, 2006, Ramius Capital Group, LLC is a member of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 that includes the following “reporting persons”: Starboard Value and Opportunity Master Fund Ltd.; Parche, LLC; RCG Ambrose Master Fund, Ltd.; RCG Halifax Fund, Ltd.; Ramius Master Fund, Ltd.; Admiral Advisors, LLC; Ramius Advisors, LLC; C4S & Co., L.L.C.; Peter A. Cohen; Morgan B. Stark; Jeffrey M. Solomon; Thomas W. Strauss; Barrington Companies Equity Partners, L.P.; Barrington Companies Investors, LLC; Barrington Companies Offshore Fund, Ltd.; Barrington Investments, L.P.; Barrington Companies Advisors, LLC; Barrington Capital Group, L.P.; LNA Capital Corp.; James Mitarotonda; Arcadia Partners, L.P.; Arcadia Capital Management, LLC; and Ramius Fund III, Ltd.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive and Director Compensation
      The following table shows the cash compensation earned by our current Chief Executive Officer, our former Chief Executive Officer and the next highest compensated executive officer serving at December 31, 2005, whose total annual salary and bonus for the fiscal year ended December 31, 2005 exceeded $100,000 (the “named executive officers”). These were the only individuals who served as executive officers of S1 during the fiscal year ended December 31, 2005. No stock appreciation rights have been granted by S1 or its predecessor, Security First Network Bank.
Summary Compensation Table

					Long Term
		Annual Compensation			Compensation

					Securities	All Other
				Other Annual	Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Options (#)	($)(a)

Jaime W. Ellertson(b)	2005	320,616	—	—	—	4,769
Chief Executive Officer	2004	570,000	355,460	60,000	239,000	8,629
and Director	2003	592,500	248,400	—	350,000	7,142

James S. Mahan III(c)	2005	512,500	—	138,800	400,000	6,548
Chief Executive Officer and	2004	450,000	—	36,730	100,000	6,159
Chairman of the Board	2003	450,000	—	86,411	30,000	7,734

Matthew Hale(d)	2005	271,042	—	—	200,000	11,352
President of North America	2004	268,125	165,000	—	89,000	8,204
Retail Banking, Global	2003	273,281	103,500	—	150,000	9,901
Wholesale Banking, and
Insurance Markets

(a)	All other compensation includes matching contributions to S1’s 401(k) plan and life and health insurance premiums. 401(k) contributions for 2005 and 2003 were $750 and $2,625 for Mr. Mahan, and were $3,746 and $4,927 for Mr. Hale. Mr. Ellertson did not participate in the 401(k) plan. In 2004, there were no matching contributions made to the 401(k) plan. The insurance premiums for 2005, 2004 and 2003 were $4,769, $8,629 and $7,142 for Mr. Ellertson; $5,798, $6,159 and $5,109 for Mr. Mahan; and $7,606, $8,204 and $4,975 for Mr. Hale.

(b)	Mr. Ellertson has not served as S1’s Chief Executive Officer since July 24, 2005. In connection with Mr. Ellertson’s termination, he is entitled to receive termination benefits described in his employment agreement. In 2005, no such payments were made to Mr. Ellertson. However, we will honor the terms of the employment agreement and expect to begin paying Mr. Ellertson’s termination benefits during 2006. Payments under this agreement are expected to be approximately $1.7 million.

(c)	In July 2005, Mr. Mahan was appointed Chief Executive Officer. In connection with this appointment, we offered Mr. Mahan a commuter allowance in lieu of relocation reimbursement. We have agreed to reimburse Mr. Mahan up to $500,000 during the time he serves as Chief Executive Officer. During 2005, we reimbursed Mr. Mahan $138,800 under this agreement. In 2004 and 2003, we reimbursed Mr. Mahan for the management fees paid in connection with his fractional interest in an airplane that he uses for personal use in lieu of an annual bonus. This amounted to $36,730 and $86,411 in 2004 and 2003, respectively. There was no such reimbursement in 2005.

(d)	Mr. Hale has served as President of North America Retail Banking, Global Wholesale Banking, and Insurance Markets from since October 2005. Prior to October 2005, Mr. Hale served as Chief Financial Officer.
      In 2005, directors, who are not employed by us, earned an annual fee of $20,000 and an attendance fee of $1,000 per meeting and received reimbursements for travel and other expenses incurred in connection with attending meetings of our board of directors. Committee chairpersons received $1,000 per committee meeting and committee members earned $500 per committee meeting. Additionally, directors are eligible to receive stock option grants under our 2003 Stock Incentive Plan. In August 2005, Mr. Gupta was awarded options to purchase 25,000 shares of S1 common stock at an exercise price of $4.28 per share. In November 2005, Messrs. Ivester, Johnson, Owens and Spiegel were each awarded options to purchase 30,000 shares of S1 common stock at an exercise price of $4.15 per share. Director stock option grants vest one year after the grant date.
      We anticipate that Board and Committee fees will remain the same in 2006.
Option Grants
      The following table contains information concerning the grant of stock options to the named executive officers during fiscal year 2005.
Option Grants in Last Fiscal Year

	Individual Grants

		% of Total			Potential Realizable Value at
	Number of	Options	Weighted		Assumed Annual Rates of
	Securities	Granted to	Average		Stock Price Appreciation for
	Underlying	Employees in	Exercise or		Option Term
	Options	Fiscal Year	Base Price	Expiration
Name	Granted (#)	(%)	($/share)	Date	5%	10%

Jaime W. Ellertson(c)	—	—	—	—	—	—
James S. Mahan, III(a)	400,000	13.9%	$4.15	11/08/2015	$1,043,965	$2,645,612
Matthew Hale(b)	200,000	6.9%	$4.15	11/08/2015	$521,983	$1,322,806

(a)	Mr. Mahan was awarded one option grant totaling 400,000 options. 200,000 of the options granted to Mr. Mahan in 2005 vest annually in four equal installments beginning November 8, 2006; 100,000 vest when our stock price reaches $8.00 per share; and 100,000 vest when our stock price reaches $10.00 per share.

(b)	Options granted to Mr. Hale in 2005 vest annually in four equal installments beginning November 8, 2006.

(c)	Mr. Ellertson was not an executive officer of the Company at December 31, 2005.
2005 Option Exercises and Values
      The following table provides information on exercises of stock options during fiscal year 2005 by the named executive officers and the value of unexercised options at the end of the year.
Aggregated Option Exercises in 2005 and Fiscal Year-End Option Values

			Number of Securities	Value of Unexercised in
			Underlying Unexercised	the Money Options at
	Shares Acquired	Value	Options at FY-end (#)	FY-end ($)(b)
	on Exercise	Realized
Name	(#)	($)(a)	Exercisable/Unexercisable	Exercisable/Unexercisable

Jaime W. Ellertson(c)	—	—	2,039,527/-0-	$268,900/$-0-
James S. Mahan, III	—	—	1,915,000/565,000	$11,700/$91,700
Matthew Hale	—	—	379,760/ 371,750	$58,500/ $98,500

(a)	Based on the market value of our common stock at date of exercise, less the exercise price.

(b)	Based on the closing price per share of our common stock on December 31, 2005 of $4.35 on the Nasdaq National Market, less the exercise price, of all unexercised stock options having an adjusted exercise price less than that market value.

(c)	Mr. Ellertson was not an executive officer of the Company at December 31, 2005.

Employment Agreements
      We entered into employment agreements with two of our executive officers listed below (collectively referred to as “the executives”). Many unvested stock options held by the executives vest upon a change in control, as defined. This table summarizes the compensation to be paid pursuant to the terms of these agreements.

Executive	Date of Agreement	2006 Base Salary	2006 Target Bonus

James S. Mahan, III	April 30, 2001	$450,000	—
Matthew Hale	October 5, 2001	$275,125	$150,000
      Each executive’s base salary must be reviewed no less frequently than annually and may be increased at the discretion of S1. Executives will receive annual bonuses, payable no later than the end of the first fiscal quarter following the end of each fiscal year of S1 based on the attainment of specific S1 performance targets as may be agreed upon by each of them and S1. The annual bonuses will be designed so that upon meeting specified minimum thresholds the executives will be entitled to receive reduced bonus amounts if the agreed-upon targets are partially attained. Executives will be eligible to participate in any retirement, deferred compensation, fringe benefit or welfare benefit plan of S1, including any plan providing for employee stock purchases, pension or retirement income, retirement savings, employee stock ownership, deferred compensation or medical, prescription, dental, disability, employee life, group life, accidental death or travel accident insurance benefits that S1 may adopt for the benefit of executive employees. S1 agreed to pay or reimburse Mr. Hale for relocation expenses (including temporary living expenses for up to five months) that he paid or incurred in moving to Atlanta, plus a “tax gross-up” amount with respect to taxes imposed on such payment or reimbursement, including taxes imposed on the gross-up amount. S1 has agreed to pay or reimburse Mr. Mahan for dues, including initiation fees, incurred for country club memberships; however, to date, no such payments or reimbursements have been made. The employment agreements with the executives provide for an initial term of three years, with successive renewals for one additional year on the first and each subsequent anniversary of the effective date, unless either the executive or S1 gives notice to the other that such party is terminating the term of employment.
      S1 may terminate each executive’s employment at any time during the term of his employment agreement. If S1 terminates the executive other than for “cause” (as defined) or because of his disability or death, the terminated executive would be entitled to (a) his base salary due through the termination date, plus a pro rata portion of the annual bonus that would have been payable for the year in which the termination occurs (based on actual results to date and budgeted results for the remainder of the period), (b) continued salary and benefits for 24 months in the case of Mr. Mahan or 12 months in the case of Mr. Hale, after such termination and (c) in the case of Mr. Mahan, an annual bonus during such 24-month period equal to the average annual bonus paid to him during the preceding 36 months. In addition, under the employment agreements for Mr. Mahan, if any payment or distribution by S1 to an executive or for his benefit (including accelerated vesting of stock options) would constitute an excess parachute payment under the Internal Revenue Code, as amended, S1 will make a “gross-up” payment, in an amount, after taxes, sufficient to pay the excise tax that is imposed on excess parachute payments so that, after paying the excise tax, the executive would receive a net after-tax amount that is the same as the amount they would have received if no excise tax had been imposed. Under each of the employment agreements, however, no such “gross-up” payment would be made if the net after-tax benefit to the executive would be at least $100,000 more than the maximum after-tax amount the executive could have received without incurring the excise tax (in which case, the payments and distributions to the executive would be capped at such maximum amount) and that the aggregate amount of “gross-up” payments that will be paid by S1 for all employees who have employment agreements, including the executives, would not exceed $10,000,000. If the executive terminates his employment for “good reason” (as defined in the agreements), he would be entitled to the same compensation and benefits as if S1 had terminated his employment without cause. If the employment of the executive terminates because of his death or disability, S1 would pay him, or his beneficiaries, his base salary due through the date of termination, plus a pro rata portion of his annual bonus, as described above.

      Under the employment agreements, if the employment of Mr. Mahan or Mr. Hale is terminated by S1 without “cause” or by him for “good reason” (as defined in the agreements) after a change in control of S1, options held by that person would be 100% vested and exercisable. For Mr. Mahan, upon the occurrence of a change in control of S1 (without regard to whether the employment of the executive is terminated), the vesting schedule under options held by them would be changed so that two-thirds of the shares as to which the options have not vested before the change in control would vest on a monthly basis over the remaining vesting period set out in the option agreements, and the remaining unvested shares would continue to vest on the original schedule.
      Mr. Ellertson has not served as Chief Executive Officer since July 2005. At that time, his employment agreement was terminated. Under his employment agreement, Mr. Ellertson was entitled to the following as an employee:

—	base salary reviews no less frequently than annually and may be increased at the discretion of S1;

—	annual bonuses, payable no later than the end of the first fiscal quarter following the end of each fiscal year of S1 based on the attainment of specific S1 performance targets as may be agreed upon by each of them and S1. The annual bonuses will be designed so that upon meeting specified minimum thresholds the executives will be entitled to receive reduced bonus amounts if the agreed-upon targets are partially attained;

—	participation in any retirement, deferred compensation, fringe benefit or welfare benefit plan of S1, including any plan providing for employee stock purchases, pension or retirement income, retirement savings, employee stock ownership, deferred compensation or medical, prescription, dental, disability, employee life, group life, accidental death or travel accident insurance benefits that S1 may adopt for the benefit of executive employees;

—	relocation expenses (including temporary living expenses for up to five months) that he paid or incurred in moving to Atlanta, plus a “tax gross-up” amount with respect to taxes imposed on such payment or reimbursement, including taxes imposed on the gross-up amount; and

—	payment or reimbursement for dues, including initiation fees, incurred for country club memberships.
      In connection with Mr. Ellertson’s termination, he is entitled to (a) his base salary due through the termination date, plus a pro rata portion of the annual bonus that would have been payable for the year in which the termination occurs (based on actual results to date and budgeted results for the remainder of the period), (b) continued salary and benefits for 24 months after his termination and (c) an annual bonus during such 24-month period equal to the average annual bonus paid to him during the preceding 36 months. In addition, under the employment agreements for Mr. Ellertson, if any payment or distribution by S1 to an executive or for his benefit (including accelerated vesting of stock options) would constitute an excess parachute payment under the Internal Revenue Code, as amended, S1 will make a “gross-up” payment, in an amount, after taxes, sufficient to pay the excise tax that is imposed on excess parachute payments so that, after paying the excise tax, Mr. Ellertson would receive a net after-tax amount that is the same as the amount he would have received if no excise tax had been imposed. However, no such “gross-up” payment would be made if the net after-tax benefit to Mr. Ellertson would be at least $100,000 more than the maximum after-tax amount the executive could have received without incurring the excise tax (in which case, the payments and distributions to the executive would be capped at such maximum amount) and that the aggregate amount of “gross-up” payments that will be paid by S1 for all employees who have employment agreements, including the executives, would not exceed $10,000,000. Additionally, we accelerated vesting on 392,277 stock options previously granted to Mr. Ellertson. In order to receive termination benefits, Mr. Ellertson is required to execute a settlement agreement with S1. This agreement was signed on May 26, 2006, however, as of the date of this proxy statement we have not paid Mr. Ellertson any termination benefits.
      All named executive officers, except Mr. Hale, are subject to confidentiality, non-disclosure and non-competition agreements whereby they agreed that they would not reveal to anyone any of the trade secrets or proprietary or confidential information of S1 or its subsidiaries and that they would not make use of such information otherwise than for the benefit of S1. Each of the executives also agreed that, while employed by S1 and for a period of 24 months after termination of his employment for any reason other than because of non-renewal of his employment agreement by S1, he would not do any of the following: (1) engage in any business activity that competes with S1; (2) solicit, recruit or hire any S1 employee to work for a third party; and (3) solicit or induce any customer of S1 to become a customer of any competing person or entity or to cease doing business with S1.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      S1’s executive compensation policies are designed to provide competitive levels of compensation, to assist S1 in attracting and retaining qualified executives and to encourage superior performance.
      The compensation committee is guided by the following four key principles in determining the compensation of the Company’s executive officers:

•	Competition. Compensation should reflect the competitive marketplace, so the Company can attract, retain, and motivate talented executives.

•	Accountability for Business Performance. Compensation should be tied in part to financial performance, so that executives are held accountable through their variable compensation for the performance of the business unit for which they are responsible and the organization as a whole. We consider various measures of business performance, including revenues, contribution margin, days sales outstanding, operating budgets and customer satisfaction. A portion of each executive’s variable compensation is tied to performance of the overall company. The remaining variable compensation is tied to the business unit for which the executive is responsible. Each executive has variable compensation targets specific to their business unit and the overall performance of the company. The metrics used differ for each executive. If these targets are not met, the compensation committee may nonetheless use its discretion to award bonuses to executives. We also consider the above referenced performance metrics in determining base salaries for executives, however we do not assign the performance measures relative weights. Instead, we make a subjective determination after considering all such measures collectively.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance. In determining base salaries, we consider each officer’s leadership, level responsibility, prior experience, and our judgment as to individual performance over the previous year, as well as the executive’s potential for development and performance in the future. We do not apply formulas or assign these factors specific mathematical weights; instead, we exercise our judgment and discretion.

•	Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance through stock options to align executives’ interests with those of the Company’s stockholders. In determining the total amount to be granted annually to executives, the committee considers a number of factors, including the amount of unvested stock based equity compensation grants already held by executive officers, dilution, number of shares of common stock outstanding, responsibility level, future potential, and the performance of the company during the immediately preceding year.
      In addition, because the Company is facing a challenging operating environment marked by a decline in revenues, an increase in operating expenses and a decrease in share value, we recognize the particular importance of management stability, and we have tried to establish a compensation program that will help retain our executives and reward them for managing the company through this period.
      Compensation paid to our executive officers in 2005 consisted of the following components: base salary, long-term incentives (awards of stock options) and participation in S1’s other employee benefit plans. While the Company made progress in 2005 in developing and implementing programs designed to transform the Company to better meet the product and service needs of our customers and improve profitability, our results were not satisfactory, and therefore no bonuses were awarded to executive officers in 2005. Our executive officers have significant equity interests in S1’s success by virtue of stock-based compensation.

      Base Salary. Base salary is intended to signal the internal value of the position. In establishing the 2005 salary for each executive officer, the compensation committee considered, as appropriate, the nature and scope of each executive’s responsibilities, the executive’s prior compensation and performance in his or her job, the pay levels of similarly situated executives within the Company, the terms of any employment agreements, and comparative market compensation levels. We do not apply formulas or assign these factors specific mathematical weights; instead we exercise judgment and discretion.
      Long-Term Incentive Compensation. S1 uses stock options to provide long-term incentive compensation. The compensation committee endorses the position that stock ownership by management is beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. The purpose of stock option awards is to provide an opportunity for the recipients to acquire or increase a proprietary interest in S1, thereby creating a stronger incentive to expend maximum effort for the long-term growth and success of S1 and encouraging recipients to remain in the employ of S1. Officers and other full-time employees of S1 and its subsidiaries are eligible for grants under our 2003 Stock Incentive Plan. During 2005, stock options to purchase 600,000 shares of common stock were granted to our named executive officers. The increase in the size of the grant to Mr. Hale relative to his 2004 grant is based in part on his promotion to the position of President of North America Retail Banking, Global Wholesale Banking and Insurance Markets in October 2005. The increase in the size of the grant to Mr. Mahan relative to his 2004 grant is discussed below.
      Other. In addition to the compensation paid to executive officers described above, executive officers along with and on the same terms as other employees, receive certain benefits such as life and health insurance and participation in S1’s 401(k) Plan.
      CEO Compensation. The compensation of Mr. Mahan, the Company’s Chief Executive Officer, is based on the terms of the employment agreement between Mr. Mahan and the Company and is primarily cash compensation in form of a base salary and stock-based compensation in the form of stock options. The terms of Mr. Mahan’s employment agreement are described on page 12 of this proxy statement. In 2005, the Company faced a very challenging operating environment marked by a decline in revenues, an increase in expenses, and a decrease in share value. The board recognized that it would take significant commitment, dedication and effort to work through a difficult time for S1 with focus and speed. The board knew that it was important to have the right leadership with knowledge and capabilities required to execute our plan to deliver long-term shareholder value with a sense of urgency. To that end, Mr. Mahan, who first served as the Company’s Chief Executive Officer from 1995-2000, was reappointed by the Board of Directors as Chief Executive Officer in July 2005. Mr. Mahan’s employment agreement provides that he will received a fixed annual salary of $600,000. Effective 2001, Mr. Mahan voluntarily reduced his base salary to $450,000. However, in 2005, Mr. Mahan was paid an annual salary of $512,500, which was paid as follows: (i) from January 2005 until July 2005, Mr. Mahan was paid at an annual base salary rate of $450,000. Upon his appointment to the position of Chief Executive Officer in July 2005, Mr. Mahan was paid at an annual base salary rate of $600,000, as provided for in his employment agreement. The Compensation Committee believed it appropriate to pay Mr. Mahan at the higher rate provided for in his employment agreement based on the increase in his responsibilities as Chief Executive Officer. Effective January 1, 2006, at Mr. Mahan’s request, his employment agreement has been amended to decrease the base salary from $600,000 to $450,000. For 2005, Mr. Mahan was eligible to earn a cash bonus of up to $210,000 based on the attainment of specific Company performance targets. As mentioned above, the compensation committee considered the performance of the Company and determined that performance goals were not met for 2005 and no bonus was awarded to Mr. Mahan.
      As discussed above, the Company believes that a portion of executive compensation should be closely aligned to both the Company’s and individual’s performance. In this regard, the Company awarded Mr. Mahan stock options which are designed to motivate Mr. Mahan to meet the Company’s long-term performance goals. Specifically, in 2005 Mr. Mahan was awarded options to purchase 400,000 shares of Company common stock at an exercise price of $4.15 per share (the market value on the grant date) which vest as follows: 200,000 vest annually in four equal installments beginning November 8, 2006; 100,000 vest if and when the Company’s stock price reaches $8.00 per share; and 100,000 vest if and when the Company’s stock price reaches $10.00 per share. These options require the Company’s stock price to appreciate in order for Mr. Mahan to realize any benefit, thus directly linking the Company’s performance to part of his overall compensation package.
      We considered this level of pay and option grant appropriate for several reasons, including: the difficult circumstances facing the Company under which Mr. Mahan assumed the executive leadership of the Company as its Chief Executive Officer; the need to retain and motivate Mr. Mahan to lead the Company’s plan for creating long-term shareholder value; his prior track record of effective leadership and vision in leading the Company; his strategic planning initiatives for positioning the Company to realize its full potential to deliver long-term value to our shareholders, customers and employees; and comparable compensation information. In making this determination, we did not apply formulas or assign any of these factors specific mathematical weights; instead, we exercise judgment and discretion.
      Internal Revenue Code Section 162(m). In 1993, the Internal Revenue Code of 1986, as amended, was amended to disallow publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. S1 did not take this limitation into account prior to fiscal 1999 in structuring most of its equity compensation programs and in determining executive compensation. The compensation committee considered the deductibility limit for compensation when awarding equity-based compensation beginning in fiscal 1999. Our Amended and Restated 1995 Stock Option Plan contains provisions to allow option grants to qualify for an exemption from that limit.

Compensation Committee
M. Douglas Ivester (Chairman)
Thomas P. Johnson
Gregory J. Owens
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The Compensation Committee of the board of directors during fiscal year 2005 was composed of Mr. Ivester, who is the Chairman, and Messrs. Owens and Johnson. No member of the Compensation Committee was an officer or employee of the company or any subsidiary of the company during fiscal year 2005. There are no interlock relationships as defined in the applicable SEC rules.

PERFORMANCE OF OUR COMMON STOCK
      The following table sets forth comparative information regarding the cumulative stockholder return on our common stock since December 31, 2001. Total stockholder return is measured by dividing cumulative dividends for the measurement period (assuming dividend reinvestment) plus share price change for the period by the share price at the beginning of the measurement period. Neither S1 nor Security First Network Bank has paid dividends on its common stock from the date of the initial public offering of Security First Network Bank, May 26, 1996, to December 31, 2005. Our cumulative stockholder return over this period is based on an investment of $100 on December 31, 2001 and is compared to the cumulative total return of the Interactive Week Internet Index and the Nasdaq Composite Index.
Comparison of Cumulative Total Return Among
S1, Interactive Week Internet Index and Nasdaq Composite Index
from December 31, 2001 to December 31, 2005

Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

S1 Corporation	100	28	50	56	27

Interactive Week Internet Index	100	57	98	119	121

NASDAQ Composite Index	100	68	102	111	113

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      As of December 31, 2005, S1 owned approximately 23% of Yodlee, Inc.’s outstanding common and preferred shares. The chairman of our board of directors is also a director of Yodlee. S1 entered into a sales representation agreement and a data center agreement with Yodlee in 2001. Under the terms of the sales representation agreement, as amended, S1 is a non-exclusive reseller of Yodlee’s aggregation service. In connection with this arrangement, S1 made a nonrefundable prepayment of $10.0 million to Yodlee. The agreement and the prepayment expired in July 2005, the agreement was extended through January 2006 for current customers only. S1 and Yodlee signed a new reseller agreement effective February 1, 2006 for Yodlee’s aggregation product. The new reseller agreement has a three year term. Under the agreement, S1 paid Yodlee a non-refundable upgrade fee of $50,000 and will pay Yodlee an annual maintenance fee of $20,000 during the term of the agreement, as well certain other maintenance fees and license fees based in part on product utilization. Through December 31, 2004, S1 had recouped approximately $2.9 million from S1’s customers and Yodlee under this agreement. Under the data center agreement, S1 agreed to provide Yodlee with certain data center services for a fee. During 2004 and 2005, S1 provided data center services in the amounts of $0.4 million and $0.4 million, respectively, for Yodlee under this agreement. The data center agreement was terminated as of December 31, 2005. At December 31, 2004 and 2005, S1 had receivables from Yodlee of $0.1 million and $0.1 million, respectively, for services performed under this agreement.
      In 2005, we generated revenues of approximately $45 million from services provided to State Farm Mutual Automobile Insurance Company, a customer and a beneficial owner of more than 5% of the Company’s Common Stock. Revenue from State Farm is expected to be between $44 million to $48 million in 2006.
      Pursuant to the Settlement Agreement, the Company agreed to reimburse the Ramius Group up to $87,500 for its reasonable, documented out-of-pocket fees and expenses incurred in connection with its dispute with the Company relative to the nomination of directors to the Company’s Board at the 2006 annual meeting of stockholders. Director Jeffrey C. Smith is a managing director of Ramius Capital Group, L.L.C., one of the parties to the Settlement Agreement.
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of ownership of our equity securities and to file subsequent reports when there are changes in their ownership. Based on a review of reports submitted to us, we believe that during the fiscal years ended December 31, 2004 and 2005, all Section 16(a) filing requirements applicable to our directors, officers and more than 10% owners were complied with on a timely basis.
AUDIT COMMITTEE REPORT
      In 2005, the Audit Committee of S1’s board of directors had three members, Messrs. Spiegel (Chairman), Gupta and Johnson. As of the date of this proxy statement, each of the committee members is an “independent director” under the Nasdaq Stock Market rules. The committee’s responsibilities are described in a written charter that was adopted by S1’s board of directors.
      Management has primary responsibility for the company’s financial statements and the overall reporting process, including the company’s system of internal controls. The independent auditors audit the annual financial statement prepared by management, express an opinion as to whether those financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States of America and discuss with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us. We oversee these processes, although we must rely on the information provided to us and on the representations made by management and the independent auditors.
      The Audit Committee reviewed and discussed S1’s audited financial statements for the fiscal year ended December 31, 2005 with S1’s management. The committee discussed with PricewaterhouseCoopers LLP, S1’s independent auditors, the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees. The committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP. Based on the review and discussions described in this paragraph, the committee recommended to the board of directors the inclusion of S1’s audited financial statements for the year ended December 31, 2005 in S1’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee
John W. Spiegel (Chairman)
Ram Gupta
Thomas P. Johnson, Jr.
S1’S INDEPENDENT AUDITORS
      Our board of directors appointed PricewaterhouseCoopers LLP as S1’s independent auditors for the year ending December 31, 2006.
      Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees
      The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of S1’s annual financial statements for the fiscal years ended December 31, 2004 and 2005 and the reviews of the financial statements included in S1’s quarterly reports on Form 10-Q and services provided for statutory and regulatory filings for those fiscal year were as follows:

	For the Fiscal Year Ended
	December 31,

	2004	2005

Aggregate fees incurred for review and audit services for the fiscal year	$2,581,600	$2,220,000
Fees billed during the fiscal year	$903,600	$1,000,400

Audit-Related Fees
      The aggregate fees billed for audit-related services were $278,000 for the fiscal year ended December 31, 2005 for the audit of our Edify business on a stand-alone basis for purposes of selling the business. There we no audit-related services billed for the fiscal year ended December 31, 2004.

Tax Fees
      The aggregate fees billed by PricewaterhouseCoopers LLP for professional services related to tax fees for S1 and its subsidiaries for the fiscal years ended December 31, 2004 and 2005 were $627,900 and $258,100, respectively.

All Other Fees
      There were $4,500 for software maintenance fees and compliance service fees billed by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2004. There were no other fees billed by PricewaterhouseCoopers LLP for professional services related to Other Fees for S1 for the fiscal years ended December 31, 2004 and 2005.
      In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and S1 management to determine that they are permitted under the rules and regulations concerning auditor independence implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy
      The services performed by the independent auditor in 2005 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its October 2002 meeting. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.
      Services provided by the independent auditor during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.
      Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
      In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting S1 to receive immediate assistance from the independent auditor when time is of the essence.
      On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.
      The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1. The service is not an audit, review or other attest service;

2. The aggregate amount of all such services provided under this provision does not exceed the amount of $20,000 in a given fiscal year;

3. Such services were not recognized at the time of the engagement to be non-audit services;

4. Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5. The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.
DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR INCLUSION IN PROXY STATEMENT
      Any proposal which an S1 stockholder wishes to have included in our proxy statement and form of proxy for our 2007 annual meeting of stockholders under Rule 14a-8 of the Securities and Exchange Commission must be received by our Secretary at 3500 Lenox Road, NE, Suite 200, Atlanta, Georgia 30326 by February 9, 2007. Any other proposal for consideration by stockholders at our 2007 annual meeting of stockholders must be delivered to, or mailed to and received by our Secretary not less than 90 days and not more than 120 days prior to June 29, 2007; provided, however, that in the event that

(i) the date of the annual meeting is more than 60 days prior to or more than 60 days after June 29, 2007, and (ii) less than 60 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting is mailed or such public disclosure is made. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and form of proxy for the annual meeting any stockholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time.

OTHER MATTERS
      As of the date of this proxy statement, the board of directors does not know of any other matters to be presented for action by the stockholders at the annual meeting. If any other matters not now known properly come before the meeting, the persons named in the accompanying proxy will vote your proxy in accordance with the determination of a majority of our board of directors.

By order of the Board of Directors

JAMES S. MAHAN, III
Chairman of the Board and Chief Executive Officer
Atlanta, Georgia
June 6, 2006

REVOCABLE PROXY
S1 CORPORATION
Annual Meeting of Stockholders
This Proxy is solicited on behalf of the Board of Directors
     The undersigned stockholder of S1 Corporation hereby appoints Richard P. Dobb and Matthew Hale, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the annual meeting of stockholders to be held at 8:00 a.m., local time, on Thursday, June 29, 2006 at 3500 Lenox Road NE, Sixth Floor, Atlanta, Georgia 30326, and at any adjournments or postponements of the meeting, upon the matters set forth in the S1 Proxy Statement and upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof. The undersigned stockholder hereby revokes any proxy or proxies for the annual meeting that were given before this proxy.
     This proxy will be voted as directed by the undersigned stockholder.
     Unless contrary direction is given, this proxy will be voted FOR the election of the nominees listed in Proposal 1, in accordance with the determination of our board of directors as to any other matters as may properly come before the meeting and at any adjournments or postponements of the meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation for a proxy card that you previously submitted or a properly executed proxy card bearing a later date to John Stone, our Chief Financial Officer, by re-voting by telephone or on the Internet, or by attending the annual meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.
(Continued and to be dated and signed on the reverse side)
PROXY VOTING INSTRUCTIONS
TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.
TO VOTE BY INTERNET
Please access the web page at “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.
YOUR CONTROL NUMBER IS                             .
Please Detach and Mail in the Envelope Provided.
☒   Please mark your votes as in this example.
YOUR BOARD RECOMMENDS A VOTE “FOR” OUR NOMINEES LISTED IN PROPOSAL 1

For all
		nominees		For All
		listed	Withhold	Except

1.	To elect two directors for a three-year term (Proposal 1).	☐	☐	☐

Nominees:	Thomas Johnson John W. Spiegel
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name of the nominee(s) in the space provided below.

Please be sure to sign and date this proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above
NOTE: Please date and sign exactly as your name appears on this proxy card. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.